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                                                                      EXHIBIT 12

                  H. J. HEINZ FINANCE COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                            Fiscal Years Ended
                                ---------------------------------------------------------------------------
                                April 27, 2005   April 28, 2004   April 30,2003   May 1, 2002   May 2, 2001
(in thousands)                    (52 weeks)       (52 weeks)      (52 weeks)     (52 weeks)    (52 weeks)
--------------                  --------------   --------------   -------------   -----------   -----------
Fixed Charges:
  Interest expense(a).........     $164,568         $139,427        $149,316       $145,966      $ 20,712
  Capitalized interest........           --               --              --             --         1,917
  Interest component of rental
     expense..................        6,322            7,759           6,822          8,869        10,307
                                   --------         --------        --------       --------      --------
     Total fixed charges......     $170,890         $147,186        $156,138       $154,835      $ 32,936
                                   --------         --------        --------       --------      --------
Earnings:
  Income from continuing
     operations before income
     taxes, minority interest
     and cumulative effect of
     accounting changes.......     $352,569         $433,958        $258,290       $462,688      $444,155
  Add: Interest expense(a)....      164,568          139,427         149,316        145,966        20,712
  Add: Interest component of
     rental expense...........        6,322            7,759           6,822          8,869        10,307
  Add: Amortization of
     capitalized interest.....           --               --              --            128           715
                                   --------         --------        --------       --------      --------
     Earnings as adjusted.....     $523,459         $581,144        $414,428       $617,651      $475,889
                                   --------         --------        --------       --------      --------
  Ratio of earnings to fixed
     charges..................         3.06             3.95            2.65           3.99         14.45
                                   ========         ========        ========       ========      ========

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(a) Interest expense includes amortization of debt expense and any discount or premium relating to indebtedness.